Exhibit 5.1

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

July 23, 2015

Synchrony Financial

777 Long Ridge Road

Stamford, CT 06902

Ladies and Gentlemen:

We have acted as counsel to Synchrony Financial, a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of $1,000,000,000 aggregate principal amount of 4.500% Senior Notes due 2025 (the “Notes”), pursuant to the underwriting agreement dated as of July 20, 2015, among the Company, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of: (i) the Registration Statement on Form S-3 (File No. 333-200374) filed on November 19, 2014 (the “Registration Statement”); (ii) the prospectus, dated December 11, 2014 (the “Base Prospectus”), which forms a part of the Registration Statement; (iii) the prospectus supplement, dated July 20, 2015 (the “Prospectus Supplement”); (iv) the base indenture (the “Base Indenture”), dated as of August 11, 2014, between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented to the date hereof and as further supplemented by the third supplemental indenture, dated as of July 23, 2015 (the “Third Supplemental Indenture,” and the Base Indenture as supplemented to the date hereof and as further supplemented by the Third Supplemental Indenture, the “Indenture”); (v) the global certificates representing the Notes; (vi) the Amended and Restated Certificate of Incorporation of the Company; (vii) the Amended and Restated Bylaws of the Company; and (viii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing and subject to the qualifications stated herein, we are of the opinion that the Notes constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, assuming the due authentication thereof by the Trustee and the delivery to and payment therefor by the underwriters.

The opinion expressed above is subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinion expressed herein is limited to the laws of the State of New York and the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to a Current Report on Form 8-K filed by the Company and to the incorporation of this letter by reference into the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges, LLP

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